EXHIBIT 23.4


CONSENT OF APPRAISER

We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM) of the Prospectus Supplement relating to the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 2003-C1, of our appraisal with respect to the property or properties listed on the attached annex and we consent to the reference to our firm in such Prospectus Supplement.

Cushman & Wakefield, Inc.



By:  /s/ Matthew C. Mondanile, MAI
     -----------------------------

Name:  Matthew C. Mondanile, MAI

Title:  Senior Managing Director

Date:  February 27, 2003

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                                      Annex


1.    520 Madison Avenue
2.    One North Wacker Drive (UBS Tower)
3.    Sunvalley Mall
4.    Provo Towne Centre
5.    Spokane Valley Mall & Plaza
6.    Miami Center